CERTIFICATE OF AMENDMENT OF AMENDMENT
 TO ARTICLES OF INCORPORATION
OF
BETTING, INC.

I, Thomas S. Hughes, certify that:

1. The original articles were filed with the Office of the Secretary of State on March 8, 1999.

2.	As of this date, there is no issued or outstanding stock.

3. Pursuant to a Board of Directors meeting at which in excess of two-thirds voted in favor of the following amendment, the company hereby adopts the following amendments to the Articles of Incorporation of this Corporation:

		Article One: The name of this Corporation is:

eCONNECT

Article Two: The Resident Agent for this Corporation shall be:

Shawn F. Hackman, Esq., 3360 West Sahara Avenue, Suite 200, Las
Vegas,
Nevada 89102

		Article Four: This Corporation is authorized to issue
only
one class of shares of stock, the total number of which is
100,000,000
shares, each with a par value of $0.001.




					_/s/ Thomas S. Hughes_____________
Thomas S. Hughes, President/Director


Verification

State of California
               			SS

County of Los Angeles

	On this 25th day of May, 1999, before me, the undersigned, a Notary Public in and for said State, personally appeared Thomas S. Hughes personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who subscribed his name to the
Certificate of Amendment of Amendment to Articles of Incorporation and acknowledged to me that he executed the same freely and voluntarily and for the use and purposes therein mentioned.


						By: _/s/_______________________
Notary Public in and for said
County and State